Exhibit 5.1

[Pringle & Herigstad Letterhead]

OPINION RE LEGALITY

April 22, 2004

Investors Real Estate Trust
12 South Main Street
Minot, North Dakota 58701

Re:	Registration Statement on Form S-3 (Registration No. 333-112465)

We have acted as special counsel to Investors Real Estate Trust, a North Dakota real estate investment trust (“IRET”), in connection with the offer and sale of up to 1,150,000 shares (including up to 150,000 shares that may be issued to D.A. Davidson & Co. (the “Underwriter”) solely to cover over allotments) of 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial interest, no par value (the “Preferred Shares”) of IRET, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Preferred Shares will be issued pursuant to the Underwriting Agreement, dated as of April 21, 2004 (the “Underwriting Agreement”), by and between the Underwriter and IRET.

In connection with our representation of IRET, and as a basis for the opinions hereinfter set forth, we advise you that we have examined and are familiar with the documents, trust records and other instruments relating to the organization of IRET, and the authorization and issuance of the Preferred Shares, including without limitation the Registration Statement and the Third Restated Declaration of Trust of Investors Real Estate Trust, as amended and supplemented through the date hereof (the “Declaration of Trust”).

In our examination of the foregoing documents, trust records, and other instruments (the “Documents”), we have assumed that:

i.	All Documents reviewed by us are original Documents, or true and accurate copies of original Documents, and have not been subsequently amended;

ii.	The signatures on each original Document are genuine;

iii.	Each party who executed the Documents had proper authority and capacity;

iv.	All representations and statements set forth in such Documents are true and correct;

v.	All obligations imposed by any such Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and

vi.	IRET at all times has been and will continue to be organized and operated in accordance with the terms of such Documents. We have further assumed the accuracy of the statements and descriptions of IRET’s intended activities as described in the Registration Statement, and that IRET has operated and will continue to operate in accordance with the method of operation described in the Registration Statement.

From our examination of said documents and records, subject to the assumptions, conditions, and limitations set forth herein, it is our opinion:

1.	IRET has been duly organized and is a validly existing real estate investment trust under the laws of the State of North Dakota.

2.	IRET has the power under North Dakota law to conduct the business activities described in the Declaration of Trust and in the Registration Statement.

3.	The Preferred Shares have been duly and validly authorized.

4.	The Preferred Shares, when and if issued and delivered against payment therefor and otherwise in accordance with the Declaration of Trust, the bylaws of IRET, the resolutions adopted by the Board of Trustees of IRET relating to the issuance of the Preferred Shares and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions contained herein are limited to federal laws of the United States and the laws of the State of North Dakota. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction. This opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

These opinions are furnished to you for your submission to the Commission as an exhibit to the report filed on Form 8-K (the “8-K”), to be filed by IRET with the Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Prospectus Supplement and Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act. These opinions are not to be used for any other purpose without our prior written consent.

PRINGLE & HERIGSTAD, P.C.

By:	/s/ David Hogue

David Hogue